UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2011

Consorteum Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53153	45-2671583
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
101 Church Street, Suite 14, Los Gatos, California 95030
(Address of principal executive office, including zip code)
(408) 596-0297
(Telephone number, including area code)

Suite 550, 141 Adelaide Street West, Toronto, Ontario, M5H 3L5 Canada
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Asset Purchase Agreement with Media Exchange Group, Inc.

On June 6, 2011, the Company entered into an asset purchase agreement (the “Consorteum Purchase Agreement”) with Media Exchange Group, Inc. (“MEXI”) pursuant to which the Company has agreed to buy, transfer and assign to the Company, and MEXI has agreed to sell all of the rights, title and interests to, and agreements relating to, its digital trading card business and platform as well as all other intangible assets of the business in exchange for the Company assuming an aggregate principal amount of $1,864,152 of indebtedness of the MEXI in accordance with the terms of that certain assignment and assumption agreement executed on June 6, 2011. Such rights include, but are not limited to, MEXI’s name, phone number and listing, goodwill and other intangible assets (including its rights to any intellectual property or proprietary technology), as well as the MEXI’s rights under certain licensing agreements.

On June 6, 2011, the Company and MEXI entered into an amendment agreement (the “Amendment Agreement”) to the Consorteum Purchase Agreement pursuant to which the parties agreed, among other things, that the obligations of the Parties to consummate the transactions contemplated by the Purchase Agreement is subject to (i) the approval of the Board of Directors of each of the parties, and (ii) the completion of the assignment of the Assumed Liabilities (including receipt of all the necessary consents of the holders of all outstanding indebtedness of the Buyer).

On July 14, 2011, the Company completed its due diligence and finalized the asset purchase agreement with MEXI.

Unregistered Sales of Equity Securities.

On July 8, 2011 the Company’s Board of Directors authorized the creation of 5,000,000 shares of its Series A Preferred Stock, par value $.001 per share with voting rights of 200 to 1 (the “Series A Preferred Shares”). The Series A Preferred will not carry conversion rights into common stock. The Company’s Board of Directors authorized the issuance of 5,000,000 shares of the Series A Preferred to Joseph R. Cellura its CEO, as part of his compensation in accordance with the terms of his executory contract. The Series A Preferred Stock was created by a resolution of the Company’s Board of Directors and will be deemed authorized and outstanding and available for issuance upon the filing of a Certificate of Designation with the Secretary of State of the State of Nevada. When issued, the Series A Preferred Shares will be issued under an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On July 8, 2011 the Company’s Board of Directors authorized the issuance of the 4,000,000 shares of the Company’s Preferred Shares to Joseph R. Cellura its CEO as part of his compensation in accordance with the terms of his executory contract.

On July 8, 2011 the Company’s Board of Directors authorized the issuance of the 4,000,000 shares of the Company’s Preferred Shares to Craig Fielding its CEO of Consorteum Inc., a wholly owned subsidiary of the parent company as part of his compensation in accordance with the terms of his executory contract.

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Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2011 Mr. James D. Beatty resigned as a director, and Chairman of the Board of Consorteum Holdings, Inc. (the “Company”). Mr. Beatty’s resignation was not caused by a disagreement between him and the Company or other members of the board of directors relating to the Company’s operations, policies or practices. The Company will seek a replacement for the officer positions vacated by Mr. Beatty.

On July 8, 2011 Mr. Craig A. Fielding resigned as Chief Executive Officer of Consorteum Holdings, Inc. (the “Company”) in order to assume the position of Chief Executive Officer of Consorteum Inc., the Company’s wholly owned subsidiary. The board of directors requested that Mr. Fielding submit a suitable executory employment contract for approval within 30 days. Mr. Fielding’s resignation was not caused by a disagreement between him and the Company or other members of the board of directors relating to the Company’s operations, policies or practices. The Company will seek a replacement for the officer positions vacated by Mr. Fielding.

On July 8, 2011 Mr. Joseph R. Cellura assumed the position of Chairman and Chief Executive Officer of the Company. The board of directors requested that Mr. Cellura submit a suitable executory employment contract for approval within 30 days.

On July 8, 2011 Mr. Patrick Shuster accepted the position of Chief Operating Officer of the Company. The board of directors requested that Mr. Shuster submit a suitable executory employment contract for approval within 30 days.

On July 8, 2011 Ms. Rachel Baer accepted the position of General Counsel of the Company. The board of directors requested that Ms. Baer submit a suitable executory employment contract for approval within 30 days.

The information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained herein shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

10.1	Asset Purchase Agreement, dated June 6, 2011, by and between Media Exchange Group, Inc. and Consorteum Holdings, Inc.

10.2	Assignment and Assumption Agreement, dated June 6, 2011, by and between Media Exchange Group, Inc. and Consorteum Holdings, Inc.

10.3	Amendment Agreement, dated June 6, 2011, by and between Consorteum Holdings, Inc. and Media Exchange Group, Inc.

99.1	Press Release, dated July 13, 2011

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CONSORTEUM HOLDINGS, INC.
(Registrant)

By: /s/ Joseph R. Cellura
Joseph R. Cellura, CEO
DATE: July 18, 2011

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